Exhibit 3.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE MORGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

MONOGRAM ORTHOPAEDICS INC.

CONVERTIBLE PROMISSORY NOTE

$[_]	September 19, 2017

FOR VALUE RECEIVED, Monogram Orthopaedics Inc., a Delaware corporation (the “Borrower”), hereby promises to pay [_] (the “Lender”), on demand made after the second anniversary of the date first set forth above (the “Maturity Date”), subject to the terms of this Secured Convertible Promissory Note (this “Note”), the principal sum of [_], or such part thereof as shall have been advanced by the Lender to the Borrower hereunder and shall remain outstanding, together with interest on the balance of principal remaining unpaid from time to time accruing on and from the date hereof at an annual rate equal to four percent (4.0%). Interest shall accrue daily and be calculated based on a 360-day year for the actual number of days elapsed, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. This Note is issued as part of a series of similar convertible promissory notes issued in connection with the issuance of the secured convertible promissory note issued to Pro-dex, Inc. (collectively, the “Notes”).

1.           Draws. Subject to the terms and conditions set forth in this Note, (i) on the date hereof, the Lender shall make a loan (the “First Loan”) to the Borrower in the principal amount of [_], and (ii) upon the Borrower’s satisfaction of the milestones set forth on Exhibit A (as determined by the Lender in good faith), which shall occur no later than six (6) months from the date of this Note, the Lender shall make an additional loan (the “Second Loan” and, together with the First Loan, the “Loan”) to the Borrower in the principal amount of [_]. For clarity, if the milestones set forth on Exhibit A are not satisfied in full within six (6) months of the date of this Note, the Lender shall have no obligation to make the Second Loan, but may thereafter, in its sole discretion, make the Second Loan in whole or in part.

2.           Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the holder hereof may from time to time designate in writing to the Borrower. All payments by the Borrower under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

3.           New Note. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note, the Borrower will issue a new note, of like tenor and amount and dated the date to which interest has been paid, in lieu of this lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Borrower in respect of any such lost, stolen, destroyed or mutilated Note.

4.           Prepayment. Principal and interest under this Note may not be prepaid, in whole or in part, without the written consent of Lender, which may be granted or withheld in Lender’s sole and absolute discretion.

5.           Conversion of Note.

(a)          Mandatory Conversion of Note Upon Closing of Financing. If this Note remains outstanding upon the closing of a Financing (as hereinafter defined), then all of the principal amount outstanding under this Note and any accrued and unpaid interest thereon shall be converted automatically without further action of the Lender into the Equity Securities issued at such Financing at the Conversion Price (as hereinafter defined). The term “Conversion Price” means an amount equal to the lesser of (i) 80% of the per share price paid in the Financing or (ii) the price equal to the quotient of $6,000,000 divided by the aggregate number of outstanding shares of the Company’s Common Stock as of immediately prior to the initial closing of the Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Notes), and otherwise on the same terms and conditions as given to the other investors in the Financing; provided, however, that, in connection with the Financing, the Lender shall be granted preemptive rights with respect to all future equity issuances, subjects to customary exceptions. All funds received by the Borrower in connection with the Financing shall, except as consented to by the Lender, be used in accordance with the Budget (as defined in Exhibit A) for purpose of furthering the Strategy (as defined in Exhibit A). The term “Financing” means any equity financing for the account of the Borrower involving the issuance and sale of shares of Equity Securities which occurs on or before the Maturity Date and at which time the aggregate gross proceeds received by the Borrower (excluding conversion of the principal amount of this Note) equals or exceeds $5,000,000. The Borrower shall give notice of a Financing to the Lender as soon as is practicable prior to the closing of said Financing, but in any case no later than twenty (20) business days before any such Financing. The term “Equity Securities” means the Borrower’s Preferred Stock or any securities conferring the right to purchase the Borrower’s Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Borrower’s Preferred Stock, except that such defined term shall not include any security (i) granted, issued and/or sold by the Borrower to any employee, director or consultant in such capacity or (ii) issued upon the conversion or exercise of any option or warrant outstanding as of the date of this Note.

(b)          Cash in Lieu of Fractional Shares. No fractional share or interest of the Equity Securities shall be issued upon conversion of this Note. Instead of any fractional shares or interest of the Equity Security which would otherwise be issuable upon conversion of this Note, the Borrower shall pay to the holder of this Note a cash adjustment in respect of such fraction in an amount equal to the same fraction of the fair market value per share (as such value is determined in good faith by the Borrower’s Board of Directors (the “Board”)) of the Equity Security.

(c)          Maturity Date Before Financing. In the event that a Financing is not consummated prior to the Maturity Date, then at Lender’s option (exercisable in Lender’s sole and absolute discretion), the outstanding principal balance and all accrued and unpaid interest under this Note shall be converted into a number of shares of Common Stock of the Borrower such that, immediately after such issuance, the number of shares of Common Stock so issued to the Lender, calculated on a fully diluted basis, equals the Common Ownership Percentage. “Common Ownership Percentage” means the percentage calculated as follows: (x) (i) the aggregate amount of principal and interest under this Note then outstanding, divided by (ii) [_], multiplied by (y) 1.125%. If a Financing is not consummated prior to the Maturity Date and the Lender does not elect to have the outstanding principal and interest converted into Common Stock pursuant to this Section 5(c), then all outstanding principal and interest under this Note shall be due and payable in full in cash on the Maturity Date.

(d)          Sale of the Borrower. Notwithstanding any provision of this Note to the contrary, in the event that the Borrower consummates a Sale of the Borrower (as defined below) prior to the conversion or repayment in full of this Note, (i) the Borrower will give the Lender at least twenty (20) business days’ prior written notice of the anticipated closing date of such Sale of the Borrower and (ii) at the closing of such Sale of the Borrower, in full satisfaction of the Borrower’s obligations under this Note, the Borrower will pay the Lender an aggregate amount equal to the greater of (x) three (3) times the aggregate amount of principal and interest then outstanding under this Note and (y) the amount that would be payable to the Lender in such Sale of the Borrower had the Lender converted this Note into the Common Ownership Percentage immediately prior to such Sale of the Borrower. In any definitive agreement entered into for the Sale of the Borrower, the Borrower will condition the Sale of the Borrower on the assignment to the purchaser, and purchaser’s assumption, of all agreements between the Borrower and the Lender (including, without limitation, the Agreement to Agree to Development Agreement (the “Agreement to Agree”) and any Commercial Agreements (as defined in the Agreement to Agree)) in effect as of the date of the closing of the Sale of the Borrower. The term “Sale of the Borrower” means (x) any consolidation or merger of the Borrower with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Borrower immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (y) any transaction or series of related transactions to which the Borrower is a party in which in excess of 50% of the Borrower’s voting power is transferred; provided, however, that a Sale of the Borrower shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Borrower or any successor or indebtedness of the Borrower is cancelled or converted or a combination thereof; or (z) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Borrower.

(e)          Cancellation or Replacement of Note. Upon the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, this Note shall be returned to the Borrower for cancellation; provided, however, that Section 6(c) shall survive any such payment and/or conversion.

6.           Rights of Lender.

(a)          Consent Rights. Until the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, the Borrower shall not take any of the following actions without the prior written consent of the Lender (which may be granted or withheld in the Lender’s discretion):

(i)          consummate any Sale of the Borrower or consent to the consummation of any Sale of the Borrower;

(ii)         increase or decrease the total number of authorized shares of Common Stock of the Borrower, except in connection with any capital raising securities issuance (including, without limitation, any financing);

(iii)        pay any compensation to any executive officer or founder of the Borrower, in excess of $180,000 per year or to compensate any founder, officer or family member of any founder or officer of the company as an independent contractor;

(iv)        declare or pay any dividends or make any other distributions to the holders of Common Stock of the Borrower;

(v)         change the authorized number of directors of the Borrower to more than five or less than three;

(vi)        incur any indebtedness in excess of $20,000 other than pursuant to this Note or up to $500,000 in convertible debt with rights that are not superior to the rights of the Lender under this Note and which debt is expressly made subordinate to this Note; or

(vii)       change the principal business of the Borrower or enter into a new line of business.

(b)          Reserved.

(c)          Reserved.

7.           Representations of the Borrower. In connection with the transactions provided for herein, the Borrower hereby represents and warrants to the Lender that:

(a)          The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Borrower is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)          Except for the authorization and issuance of securities issuable at the Financing, all corporate action has been taken on the part of the Borrower, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note.

8.           Representations of the Lender. In connection with the transactions provided for herein, the Lender hereby represents and warrants to the Borrower that:

(a)          This Note constitutes the Lender’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)          The Lender acknowledges that this Note is issued to the Lender in reliance upon the Lender’s representation to the Borrower that this Note is being acquired for investment for the Lender’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c)          The Lender acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Lender also represents it has not been organized solely for the purpose of acquiring this Note.

(d)          The Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

(e)          The Lender understands that this Note is characterized as a “restricted security” under the Federal securities laws inasmuch as it is being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

9.           Security Interest.

(a)          Subject to the security interest that the Borrower granted to Pro-Dex, In. (the “Pro-dex Security Interest”), the Borrower hereby grants to the Lender a security interest in and to all of the Borrower’s right, title and interest in and to the following, wherever located, whether now existing or hereafter from time to time arising or acquired (the “Collateral”):

(i)          all fixtures and personal property of every kind and nature including all accounts, goods (including, without limitation, inventory and equipment), documents (including, without limitation and if applicable, electronic documents), instruments, promissory notes, chattel paper (whether tangible or electronic), letters of credit, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), securities and all other investment property, general intangibles (including, without limitation, all payment intangibles), money, intellectual property (including, without limitation, patents, trademarks and copyrights), deposit accounts, and any other contract rights or rights to the payment of money; and

(ii)         all proceeds (as defined in Section 9-102 of the UCC (as defined below)) and products of each of the foregoing, all books and records relating to the foregoing, all supporting obligations related thereto, and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Borrower from time to time with respect to any of the foregoing.

(b)          The Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code as in effect from time to time in the State of California or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code as in effect from time to time in such state (the “UCC”), of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Borrower hereunder, without the signature of the Borrower where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Borrower, or words of similar effect. The Borrower agrees to provide all information required by the Lender pursuant to this Section 9(b) promptly to the Lender upon request.

(c)          The Borrower hereby further authorizes the Lender to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United States or in any other country) this Note and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Borrower hereunder, without the signature of the Borrower where permitted by law.

(d)          The Borrower agrees that at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Lender may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(e)          Subject to the Pro-Dex Security Interest, the Borrower covenants as follows:

(i)          The Borrower shall, at its own cost and expense, defend title to the Collateral and the security interest of the Lender therein against the claim of any person claiming against or through the Borrower and shall maintain and preserve such perfected security interest for so long as this Note shall remain in effect.

(ii)         The Borrower will not sell, offer to sell, dispose of, convey, assign or otherwise transfer, grant any option with respect to, restrict, or grant, create, permit or suffer to exist any mortgage, pledge, lien, security interest, option, right of first offer, encumbrance or other restriction or limitation of any nature whatsoever on, any of the Collateral or any interest therein, except in the ordinary course of business and with the prior written consent of the Lender.

(iii)        The Borrower will keep the Collateral in good order and repair and will not use the same in violation of law or any policy of insurance thereon. The Borrower will permit the Lender, or its designee, to inspect the Collateral at any reasonable time, wherever located.

(iv)        The Borrower will pay promptly when due all taxes, assessments, governmental charges, and levies upon the Collateral or incurred in connection with the use or operation of the Collateral or incurred in connection with this Note.

(v)         The Borrower will, at its expense, promptly deliver to the Lender a copy of each notice or other communication received by it in respect of the Collateral.

(f)          The Borrower hereby appoints the Lender the Borrower’s attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time during the continuance of an event of default under this Note in the Lender’s discretion, subject to the rights of any lender senior to the Borrower, to take any action and to execute any instrument which the Lender may deem necessary or advisable to accomplish the purposes of this Note (but the Lender shall not be obligated to and shall have no liability to the Borrower or any third party for failure to do so or take action). This appointment, being coupled with an interest, shall be irrevocable. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.

10.          Default. Any of the following shall constitute an event of default under this Note:

(a)          the dissolution of the Borrower;

(b)          any petition in bankruptcy being filed by or against Borrower or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Borrower, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by Borrower or shall continue for a period of sixty (60) days without being dismissed, discharged or bonded;

(c)          the making by the Borrower of an assignment for the benefit of creditors;

(d)          the appointment of a receiver of any property of the Borrower which shall not be vacated or removed within sixty (60) days after appointment; or

(e)          any material breach by the Borrower of any provision of this Note, including the failure to pay any amounts under this Note when due.

After the occurrence of any such event of default, the entire outstanding amount of principal and interest of this Note shall accelerate and become immediately due and payable upon demand by the Lender, and the Borrower shall pay all reasonable attorneys’ fees and court costs incurred by the Lender in enforcing and collecting this Note.

11.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws principles.

12.          Miscellaneous.

(a)          All payments by the Borrower under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b)          The Borrower agrees to pay all expenses, including reasonable attorneys’ fees and disbursements, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due or to otherwise enforce its rights hereunder.

(c)          No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(d)          The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Borrower and by the Lender.

(e)          The Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(f)          The Lender agrees that no stockholder, director or officer of the Borrower shall have any personal liability for the repayment of this Note.

(g)          Subject to Pro-Dex’s Security Interest, the Borrower’s repayment obligation to the Lender under this Note shall be on parity with the Borrower’s obligation to repay the Other Notes. In the event that the Borrower is obligated to repay this Note and the Other Notes and does not have sufficient funds to repay all of this Note and the Other Notes in full, payment shall be made to the holders of this Note and the Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Borrower of its obligations to the hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

BORROWER

MONOGRAM ORTHOPAEDICS INC.

By:
Name:
Title:

LENDER

[_}

EXHIBIT A

Milestones

1.        The Borrower will conduct a test comparing the micro-movements of its implant against the micro-movements of a third-party implant. The Lender shall be provided with quantitative evidence of the superior performance of the Borrower’s product (i.e., less micro-movement of the Borrower’s implant than the third-party implant).

2.        The Borrower shall have developed and documented a strategy to raise capital in the future that provides adequate certainty, in the Lender’s sole discretion, that the Borrower will obtain funding from the most appropriate (in terms of support, reputation and potentially strategic relationships) funding sources for all clinical trials that the Borrower will need to complete. At a minimum, the Borrower must develop a “call list” that lists the top twenty (20) most suitable funding sources that the Borrower intends to target and a basic qualitative assessment of interest level communicated by those funding sources.  The Lender has provided a hypothetical example to the Borrower.

3.        With engagement of one or more regulatory consultants, other advisors of the Borrower and the Lender, the Borrower shall develop a written regulatory strategy and plan (the “Strategy”) and a written budget (the “Budget”) for the commercialization of the entirety of the surgical system, including the tissue ablation tools and proximal autoclavable electromechanical attachment. All funds received by the Borrower in connection with the Financing shall, except as consented to by the Lender, be used in accordance with the Budget for purpose of furthering the Strategy.

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